NEVIS CAPITAL MANAGEMENT, INC.
                                 CODE OF ETHICS

     General Statement of Policy. Nevis Capital Management, Inc. ("Nevis") recognizes that it is committed to maintaining high standards of professional conduct and ethics in order to discharge its legal obligations to clients, to protect its business reputation, and to avoid even the appearance of impropriety in its investment activities on behalf of clients. As a registered investment adviser, Nevis is obligated to render to its clients on a professional basis unbiased and continuous advice regarding their investments. Nevis' fiduciary relationship to its clients requires that it act with undivided loyalty, fairness, and good faith to its clients and without any regard to personal interest or profit.

     Strict compliance with this code of ethics is a condition of employment with Nevis. Violations may result in disciplinary action, including dismissal from employment. This Code of Ethics also constitutes Nevis' written supervisory procedures as required by law.

     Questions regarding interpretation or application may be directed to the Compliance Officer, currently David R. Wilmerding III

     Brokerage Allocation. Employees must comply with applicable laws regarding allocation of brokerage, including the statements contained in Nevis' current Form ADV. As a general proposition, in placing orders,


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orders, employees may consider not only available prices and commission rates, but also execution capabilities, research, and other services which are expected to enhance Nevis' general portfolio management capabilities, provided we are able to determine in good faith that the commission (or other compensation to the broker) is reasonable in relation to the services provided by the broker, viewed in terms of either the particular transaction in question or Nevis' overall responsibilities to its clients.

     Confidentiality. Employees must maintain the confidentiality of all investment advice to clients and other information about our clients which we develop in the course of our investment advisory relationship.

     Gifts and Gratuities. Nevis and its employees should not accept gifts, gratuities, or other accommodations from business contacts, brokers, securities salesmen, approved companies, suppliers, clients, or any other individual or organization with whom Nevis has a business relationship which might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of our responsibilities to our advisory clients. Participation in research trips and other broker-sponsored activities should be accepted only after determination has been made that the proposed activity constitutes a valuable research opportunity which will be of primary benefit to clients.

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     Referral Fees. Federal securities laws strictly prohibit the payment of any type of referral fee unless prescribed conditions are met. No arrangement should be entered into regarding payment or receipt of a referral fee without a review of the applicable law, and advice of counsel in appropriate instances.

     Insider Trading. The purchase or sale of securities based upon material nonpublic information is prohibited by federal and state securities law. All personnel should understand and acknowledge Nevis' Policy Statement and Procedures on Insider Trading.

     Personal Securities Transactions. As fiduciaries to our clients, directors, officers, and employees of Nevis must place the interests of clients before personal interests. Thus, directors, officers, and employees may not purchase or sell securities for their personal accounts until purchase or sale programs for clients have been completed. Personal security transactions are also prohibited while significant research on investment recommendations are underway. To assure compliance with these requirements, we will require preclearance of all transactions in companies that are eligible for purchase by Nevis accounts, defined generally as companies with annual revenues of $ 0 to $ 1 million and market capitalization of $ 0 to $5 billion. Additionally, Nevis personnel may not, directly or indirectly, sell or purchase from a client any securities.


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     Compliance with Rules and Regulations. All officers, directors, and employees are required to comply with all applicable rules and regulations, including the applicable provisions of the Maryland securities Act and rules and regulations thereunder. The Compliance officer is responsible for assurance that these rules and regulations are adhered to, and this Code of Ethics shall constitute supervisory guidelines intended to assure such compliance. In addition, Maryland law prohibits the following, among other things: (1) recommending to clients securities or transactions that are not suitable in relation to the client's investment objectives, financial situation, and needs;
(2) effecting transactions without proper discretionary authorization; (3) causing excessive trading in client accounts; (4) borrowing or lending money or securities from or to a client; (5) failure to disclose material conflicts of interest; and (6) disclosing client information to third parties.










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